EXHIBIT 99.1

1808 Swift Drive
Oak Brook, Illinois 60523-1501
Phone: 630.586.8000
Fax: 630.586.8010
www.CenterPoint-Prop.com

AT THE
COMPANY:
Paige H. Gilchrist
Vice President, External Affairs
630.586.8101

FOR IMMEDIATE RELEASE

Tuesday, July 12, 2005

CENTERPOINT PROPERTIES ANNOUNCES EXECUTIVE CHANGES

Oak Brook, Illinois – CenterPoint Properties Trust (NYSE: CNT) today announced that its Board of Trustees has terminated the employment of Paul T. Ahern, Executive Vice President and Chief Operating Officer.  The Company previously announced Mr. Ahern was on administrative leave as of April 15, 2005.  The Company also today announced the following promotions:

Sean P. Maher to Executive Vice President, Portfolio Operations

Mr. Maher will supervise the Company’s six regional property managers and direct all portfolio activity including leasing and capital improvements.  Mr. Maher has served as a Senior Vice President and a member of the Company’s Investment Committee since 2000, responsible for numerous investments and developments. Mr. Maher joined the Company in 1997 as Vice President of Investments and has been active in Chicago industrial real estate for 19 years. Prior to joining the Company, Mr. Maher was a real estate broker at CB Richard Ellis and Trammell Crow.

Neil P. Doyle to Senior Vice President, Development

Mr. Doyle will be responsible for sourcing, marketing, leasing and constructing industrial facilities and land developments in the South Region of Chicago.  Major redevelopments in this region include the 2,200-acre CenterPoint Intermodal Center in Elwood, IL, the 260-acre CenterPoint Business Center I-80 in Joliet, IL and the 240-acre McCook Business Center in McCook IL. Mr. Doyle joined CenterPoint in 1997 and was promoted to Vice President, Development in 1998.  Prior to joining the Company, Mr. Doyle was employed in project management at Walsh Construction Company.

Michael Mullen, Chief Executive Officer, stated, “Sean Maher and Neil Doyle are CenterPoint veterans and valuable team players.  Sean has been covering the role of Chief Operating Officer for the past three months and is off to a great start in his new position.  We expect a smooth transition of Sean into his new full time role. Neil was partnered with Sean in executing our successful South Region developments so we are confident in his continuing contributions and leadership.”

“We continue to develop and deepen our bench of talented colleagues critical to our success.  Our franchise is healthy as we remain focused on solving problems for our customers in the greater Chicago market, an expanding ‘global hub’ that affords us continuous new opportunity.”

About CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market.  As of March 31, 2005, the Company owned and operated approximately 40.1 million square feet and the Company and its affiliates owned or controlled an additional 3,329 acres of land upon which approximately 52 million square feet could be developed. The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $3.0 billion as of March 31, 2005.

Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

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